Exhibit 99.1

Contacts:	For media - Dan McCarthy, 610-774-5758
For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Earnings for First Quarter of 2005;
Reaffirms 2005 Earnings Forecast

ALLENTOWN, Pa. (May 5, 2005) ― PPL Corporation (NYSE: PPL) today reported first-quarter earnings that reflect solid power plant performance and increased revenues from its domestic and international electricity delivery businesses. Partially offsetting these positive factors were unusual charges related to a PJM billing dispute and an agreement in principle to settle litigation in Montana. Reported first-quarter earnings also reflect a non-cash charge to accelerate the amortization of certain stock-based compensation.

The company reported net income, or earnings, of $168 million for the first quarter of this year, compared to $177 million for the first quarter of 2004. On a per share basis, first-quarter net income was $0.88 in 2005 compared to $0.99 a year ago.

PPL’s earnings from ongoing operations increased by 9 percent compared to the year-ago period, to $201 million from $185 million. On a per share basis, PPL’s first quarter earnings from ongoing operations increased by 2 percent, to $1.05 from $1.03 last year, despite the accelerated stock-based compensation expense and 13 million more average shares of common stock outstanding compared to a year ago.

“Our solid first-quarter financial results underscore the value of the superior operating record that has become characteristic of the PPL workforce,” said William F. Hecht, PPL’s chairman, president and chief executive officer. “We were able to overcome some marketplace challenges because our eastern power plants generated about 6 percent more electricity in the first quarter of this year than last year, enabling us to take advantage of favorable wholesale prices in the Eastern United States,” said Hecht. “In addition to the positive impact of increased distribution rates and transmission charges in Pennsylvania, our electricity delivery customers increased their use by 3.7 percent in the United States and by 6.7 percent in Latin America over the first quarter a year ago.

“By continuing to improve operations, especially at our power plants, PPL is improving earnings despite rising fuel and emission allowance costs,” said Hecht. “We continue to achieve stable operational growth both in our regulated and unregulated businesses while managing risk and limiting volatility in cash flow and earnings.”

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

PPL’s reported first-quarter 2005 results recognize unusual after-tax charges of: $27 million, or $0.14 per share, for a loss contingency related to a previously announced dispute regarding PJM billing for prior periods; and $6 million, or $0.03 per share, for an agreement in principle to settle litigation with NorthWestern Energy relating to PPL’s original purchase of power plants in Montana. In the first quarter of 2004, PPL reported an unusual charge of $8 million, or $0.04 per share, for the sale of its minority interest in a Chilean energy holding company.

The company’s first-quarter 2005 results from ongoing operations reflect an after-tax, non-cash charge of approximately $10 million, or $0.06 per share, to accelerate the recording of stock-based compensation for retirement-eligible employees in cases where PPL’s stock-based plans allow for accelerated vesting upon retirement. This adjustment was made as a result of additional guidance provided by the Financial Accounting Standards Board. Approximately one-half of this adjustment is related to prior periods.

The company also reaffirmed its 2005 forecast of $3.80 to $4.20 per share in earnings from ongoing operations. The midpoint of this forecast represents an 8 percent increase over 2004 earnings from ongoing operations. PPL’s 2005 forecast of $3.63 to $4.03 per share in reported earnings reflects the first-quarter unusual charges of $0.17 per share.

Hecht said that PPL expects the continued strengthening of its credit profile and liquidity position and projects a compound annual growth rate in per share earnings of 3 to 5 percent over the next several years.

Hecht also said PPL’s strong financial position and solid earnings support the company’s previously announced dividend policy, which provides for PPL to grow its common stock dividend at a rate that exceeds the projected growth rate in per share earnings from ongoing operations until the dividend payout ratio reaches the 50 percent level, subject to the board of directors’ quarterly dividend declarations based on the company’s financial position and other relevant considerations at the time. Hecht said that PPL expects to achieve that 50 percent level within two years. Consistent with this policy, PPL increased the annualized dividend rate by $0.20 per share, or 12.2 percent, to the current level of $1.84 per share effective with the dividend paid on April 1, 2005.

Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the first quarter of 2005, compared to the first quarter of 2004. Dilution to per share earnings due to more common stock outstanding affects all business segments for both quarters.

	1st Quarter
	2005	2004
	(per share)
Earnings from ongoing operations

Supply	$0.48	$0.50
Pennsylvania Delivery	0.24	0.22
International Delivery	0.33	0.31
Total	$1.05	$1.03

Unusual items

Supply	($0.03)	-
Pennsylvania Delivery	(0.14)	-
International Delivery	-	($0.04)
Total	($0.17)	($0.04)

Reported earnings

Supply	$0.45	$0.50
Pennsylvania Delivery	0.10	0.22
International Delivery	0.33	0.27
Total	$0.88	$0.99

(For more details, see reconciliation tables at the end of this news release.)

Key First Quarter 2005 Earnings Factors by Business Segment

Supply Segment

PPL’s supply business segment primarily consists of the domestic energy marketing and generation operations of PPL Energy Supply. Reported earnings for this segment in the first quarter of 2005 were $86 million, or $0.45 per share, compared to $89 million, or $0.50 per share, a year ago. Reported earnings in 2005 were affected by an unusual after-tax charge of $6 million, or $0.03 per share, related to an agreement in principle to settle litigation with NorthWestern Energy. This matter is fully described in the company’s first-quarter 2005 Form 10-Q Report. Excluding this charge, first quarter 2005 earnings from ongoing operations for this segment were $92 million, or $0.48 per share, as compared to $89 million, or $0.50 per share, a year ago, when there were no unusual items in this segment.

Key earnings drivers for PPL’s supply segment in the first quarter of 2005 compared to a year ago were increased energy margins in the Eastern United States and improved earnings contributions from the company’s synfuel operations. Energy margins were higher in the Eastern United States due to higher wholesale electricity prices and increased output at PPL’s coal-fired, nuclear and hydroelectric power plants, despite higher fuel and emission allowance costs.

Partially offsetting the key earnings drivers for the supply segment in this quarter compared to a year ago were: lower energy margins in the Western United States due to decreased output from PPL’s coal-fired and hydroelectric power plants as a result of unplanned power plant outages and severe drought conditions, respectively; and higher operation and maintenance costs, including the accelerated amortization of stock-based compensation.

Pennsylvania Delivery Segment

PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities. Reported earnings in the first quarter of 2005 for this segment were $20 million, or $0.10 per share, compared to $40 million, or $0.22 per share, a year ago. Reported earnings in 2005 were affected by the accrual of an unusual charge of $27 million after tax, or $0.14 per share, for the loss contingency related to the previously announced dispute regarding billing by PJM Interconnection, L.L.C. (PJM) covering prior periods. This matter is fully described in the company’s first-quarter 2005 Form 10-Q Report. Excluding this charge, earnings from ongoing operations for this segment were $47 million, or $0.24 per share, in the first quarter of 2005 as compared to $40 million, or $0.22 per share, a year ago, when there were no unusual items in this segment.

Key earnings drivers for PPL’s Pennsylvania delivery segment in the first quarter of 2005 compared to a year ago were the combined 7.1 percent increase in distribution rates and transmission charges, beginning Jan. 1, 2005, and increased residential, commercial and industrial electricity delivery sales volumes.

Partially offsetting the key earnings drivers for the Pennsylvania delivery segment in this quarter compared to a year ago were: restoration expenses of $0.06 per share associated with severe January ice storms in northeastern Pennsylvania, for which PPL is seeking deferral approval from the Pennsylvania Public Utility Commission; the favorable resolution of certain tax issues a year ago but not recurring this year; and the accelerated amortization of stock-based compensation.

International Delivery Segment

PPL’s international delivery business segment primarily includes investments in electric distribution companies in the United Kingdom and Latin America. Reported earnings for this segment in the first quarter of 2005 were $62 million, or $0.33 per share, compared to $48 million, or $0.27 per share, a year ago. Since there were no unusual items in the first quarter of 2005 for this business segment, its earnings from ongoing operations equaled reported earnings. Earnings from ongoing operations for this segment in the first quarter of 2004 were $56 million, or $0.31 per share. In 2004, PPL reported an unusual charge of $8 million, or $0.04 per share, for the sale of its minority interest in a Chilean energy holding company.

Key earnings drivers for PPL’s international delivery segment in the first quarter of 2005 compared to a year ago were: lower U.S. taxes due to greater utilization of foreign tax credits from the United Kingdom; increased electricity delivery sales volumes in Latin America; and positive foreign currency exchange rates in the United Kingdom.

Partially offsetting the key earnings drivers for the international delivery segment in this quarter compared to a year ago were lower electricity delivery sales volumes and higher pension costs in the United Kingdom.

12-Month Earnings

For the 12-month period ended March 31, 2005, PPL’s net income was $689 million, or $3.67 per share, compared to $672 million, or $3.82 per share, for the same period of 2004. PPL’s earnings from ongoing operations for the 12-month period ended March 31, 2005, were $706 million, or $3.76 per share, compared to $651 million, or $3.70 per share, for the same period in 2004. (For more details, see reconciliation tables.)

2005 Earnings Forecast

PPL’s 2005 earnings forecast of $3.80 to $4.20 per share in earnings from ongoing operations excludes the impact of the first quarter unusual after-tax charges of $33 million, or $0.17 per share, and any other unusual items that may occur this year, such as a potential noncash, after-tax charge of approximately $47 million, or $0.25 per share, related to PPL’s previously announced proposed sale of its Sundance power plant in Arizona. The 2005 forecast includes specific key factors for each of PPL’s three business segments. The 2005 forecast also reflects the dilutive effect of an increase of 4 million average shares of common stock outstanding, primarily as a result of common stock issued in May 2004.

2005 Earnings Forecast by Business Segment

Earnings from Ongoing Operations	2005 (forecast)		2004 (actual)
	Low	High
	(per share)
Supply	$2.10	$2.30	$2.31
Pennsylvania Delivery	0.80	0.90	0.43
International Delivery	0.90	1.00	0.98
Total	$3.80	$4.20	$3.72

Supply Segment

Excluding the unusual first-quarter NorthWestern litigation charge and the potential unusual charge for the sale of the Sundance power plant, PPL projects that its supply business segment will contribute $2.10 to $2.30 per share of its total earnings from ongoing operations in 2005, compared to $2.31 per share in 2004. The segment is projecting flat energy margins based on a combination of offsetting factors. These factors include an increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier and a full-year benefit from the 45-megawatt increase in capacity from replacing the Unit 1 turbine at the Susquehanna nuclear plant in April 2004. The positive effect of these factors is expected to be offset by increased costs for fuel and emission allowances.

In addition to projected flat energy margins, the following key factors are having an impact on 2005 supply business segment earnings: higher operation and maintenance expenses for a larger number of planned outages at the company’s power plants; the absence, in 2005, of tax benefits recorded in 2004; and higher depreciation expense, including a full year of depreciation associated with PPL’s Lower Mount Bethel Energy plant, in Pennsylvania, which went into service in May 2004.

Pennsylvania Delivery Segment

Excluding the unusual first-quarter charge for the PJM billing dispute, PPL projects that its Pennsylvania delivery business segment will contribute $0.80 to $0.90 per share of its total earnings from ongoing operations in 2005, compared to $0.43 per share in 2004. A key factor affecting 2005 Pennsylvania delivery earnings is a combined 7.1 percent increase in distribution rates and transmission charges beginning Jan. 1, 2005. This rate increase, along with projected modest load growth, is being partially offset by the absence, in 2005, of tax benefits recorded in 2004, as well as by increased operation and maintenance expenses in 2005, including a $0.06 per share impact from the severe January ice storms in northeastern Pennsylvania.

International Delivery Segment

PPL projects that its international delivery business segment will contribute $0.90 to $1.00 per share of its total earnings from ongoing operations in 2005, compared to $0.98 per share in 2004. A key factor affecting 2005 international earnings is an increase in pension costs at PPL’s electric distribution businesses in the United Kingdom due to a recent actuarial valuation of the pension plan, which reflects higher pension obligations.

Credit Profile and Liquidity Position

Hecht said PPL continues to strengthen its credit profile while maintaining its solid liquidity position.

PPL’s equity to total capitalization ratio as of March 31, 2005 was 36 percent, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of March 31, 2005 was about 50 percent. The adjusted ratio for March 31, 2005 excludes $1.09 billion of transition bonds and $2.3 billion of debt of international affiliates, which are non-recourse to PPL.

PPL expects its equity to total capitalization ratio at the end of 2005 to be 40 percent using debt and equity as presented on PPL’s balance sheet, and 55 percent on an adjusted basis. The adjusted ratio excludes $890 million of transition bonds and $2.3 billion of debt of international affiliates. The forecasted improvement in PPL’s equity to total capitalization ratio reflects an overall reduction of debt of about $600 million and about a $400 million increase in common equity through growth in retained earnings.

At March 31, 2005, PPL had $1.7 billion of available capacity under its $2.4 billion of bank credit facilities. The following table reflects PPL’s projected cash flows for 2005 and its actual cash flows for 2004. The 2004 amounts exclude the $123 million in proceeds from the sale of PPL’s minority interest in a Chilean energy holding company.

2005 Forecast of Free Cash Flow Before Dividends
(millions of dollars)		2005 (forecast)	2004 (actual)

Cash from operations		$1,375	$1,437
Less:	Transition bond repayments	265	254
	Capital expenditures	830	734

Free cash flow before dividends		$ 280	$ 449

Several key factors impact the change in cash from operations between periods. In 2004, cash from operations included a federal income tax refund, and cash payments for income taxes are expected to be higher in 2005 than in 2004. Other items include reductions in projected international cash from operations resulting from increased pension fund contributions, and the impact on cash flow from the regulator’s rate review of PPL’s electricity delivery business affiliates in the United Kingdom. Partially offsetting these items are projected higher 2005 revenues in PPL’s Pennsylvania electricity delivery business as a result of the increase in distribution rates and transmission charges that became effective Jan. 1, 2005.

PPL’s projection of increased capital expenditures in 2005 is primarily due to more planned maintenance outages at the company’s generation plants in 2005 than in 2004 and to increased investments in environmental equipment at those plants. PPL also expects increased capital expenditures by its domestic and international delivery businesses in 2005 to support system reliability. In the United Kingdom, these capital expenditures are reflected in the regulator’s most recent rate review.

PPL plans to complete the installation of sulfur dioxide scrubbers at Units 1 and 2 of its Montour coal-fired power plant and at Unit 3 of its Brunner Island coal-fired power plant, both in Pennsylvania, during 2008. PPL also is evaluating the possible installation of selective catalytic reduction (SCR) technology to reduce nitrogen oxide emissions at Brunner Island Unit 3 at a later date. PPL’s current plan reflects a cost of approximately $730 million for the scrubbers at the Montour and Brunner Island power plants and for the SCR at Brunner Island. PPL currently is in the process of evaluating vendor proposals for this equipment and will provide updated cost estimates—which are expected to increase—after the completion of that process. PPL plans to finance these pollution-control installations as part of its overall capital expenditure program with cash from operations and, when necessary, the issuance of debt securities. The company has no plans to issue any common stock during this period.

Future Outlook

Hecht said the company believes its strategy will result in a compound annual per share earnings growth rate of 3 to 5 percent over the next several years, along with a dividend growth rate exceeding this range. PPL’s previously announced dividend policy provides for PPL to grow its common stock dividend at a rate that exceeds the projected growth rate in per share earnings from ongoing operations until the dividend payout ratio reaches the 50 percent level, which is expected to occur within two years.

Hecht identified a number of visible growth elements:

●
Annual increases in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.

●	Increases in the volume of sales from PPL EnergyPlus to PPL Electric Utilities reflecting the projected growth in customer use.
●	Incremental capacity increases of about 255 megawatts at several existing generating facilities.

This long-term forecast assumes essentially no growth in wholesale price levels and that no new assets are added to the company’s portfolio.

PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

#      #      #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management’s teleconference with financial analysts about first-quarter 2005 financial results at 9 a.m. (EDT) on Thursday, May 5. The teleconference is available online live, in audio format, on PPL’s Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5543.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	March 31, 2005	Dec. 31, 2004 (a)
Assets
Cash	$754	$616
Other current assets	1,945	1,688
Investments	471	472
Property, plant and equipment - net
Electric plant	10,795	10,715
Gas and oil plant	213	213
Other property	219	221
	11,227	11,149
Recoverable transition costs	1,363	1,431
Goodwill and other intangibles	1,478	1,463
Regulatory and other assets	940	942
Total assets	$18,178	$17,761
Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,146	$908
Other current liabilities	1,655	1,387
Long-term debt (less current portion)	6,639	6,881
Deferred income taxes and investment tax credits	2,429	2,426
Other noncurrent liabilities	1,885	1,813
Minority interest	55	56
Preferred stock	51	51
Earnings reinvested	1,951	1,870
Other common equity	3,583	3,530
Accumulated other comprehensive loss	(378)	(323)
Treasury stock	(838)	(838)
Total liabilities and equity	$18,178	$17,761

(a)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended March 31,		12 Months Ended March 31,

	2005	2004(a)(b)	2005(a)	2004(a)(b)
Operating Revenues
Utility	$1,151	$1,085	$3,966	$3,783
Unregulated retail electric and gas	25	31	108	122
Wholesale energy marketing	271	278	1,240	1,200
Net energy trading margins	16	6	32	23
Energy-related businesses	139	119	549	491
	1,602	1,519	5,895	5,619

Operating Expenses
Fuel and purchased power	514	472	1,739	1,624
Other operation and maintenance	364	316	1,291	1,240
Amortization of recoverable transition costs	69	71	255	260
Depreciation	105	99	418	384
Energy-related businesses	148	138	576	507
Taxes, other than income	73	57	266	248
Workforce reduction	0	0	0	9
	1,273	1,153	4,545	4,272

Operating Income	329	366	1,350	1,347
Other Income - net	9	11	39	62
Interest Expense	135	124	534	490

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	203	253	855	919
Income Taxes	32	72	155	173
Minority Interest	2	2	8	8
Distributions on Preferred Securities	1	1	2	17

Income from Continuing Operations	168	178	690	721
Loss from Discontinued Operations (net of income taxes)	0	1	1	21

Income Before Cumulative Effect of a Change in
Accounting Principle	168	177	689	700
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	0	0	(28)

Net Income	$168	$177	$689	$672

Earnings per share of common stock - basic
Ongoing earnings	$1.06	$1.04	$3.78	$3.72
Unusual items	(0.17)	(0.04)	(0.09)	0.12

Net Income	$0.89	$1.00	$3.69	$3.84

Earnings per share of common stock - diluted
Ongoing earnings	$1.05	$1.03	$3.76	$3.70
Unusual items	(0.17)	(0.04)	(0.09)	0.12

Net Income	$0.88	$0.99	$3.67	$3.82

Average shares outstanding (thousands)
Basic	189,060	177,150	187,022	175,327
Diluted	190,675	177,757	188,004	175,949

(a)
Earnings in the 2005 and 2004 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Key Indicators

Financial

	12 Months Ended March 31, 2005	12 Months Ended March 31, 2004

Dividends declared per share	$1.69	$1.565
Book value per share (a)	$22.75	$19.31
Market price per share (a)	$53.99	$45.60
Dividend yield (a)	3.1%	3.4%
Dividend payout ratio (b)	46%	41%
Dividend payout ratio - earnings from ongoing operations (b)(c)	45%	42%
Price/earnings ratio (a)(b)	14.7	11.9
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	14.4	12.3
Return on average common equity	16.94%	22.32%
Return on average common equity - earnings from ongoing operations (c)	17.45%	21.65%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

	1st Quarter 2005				12 Months Ended March 31, 2005
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total
(millions of dollars)
Earnings from Ongoing Operations	$92	$47	$62	$201	$430	$87	$189	$706
Unusual Items
PJM billing dispute (Q1, ’05)		(27)		(27)		(27)		(27)
NorthWestern litigation (Q1, ’05)	(6)			(6)	(6)			(6)
Impairment of investment in technology supplier (Q2, '04)					(6)			(6)
Sale of CGE (Q1, '04)							1	1
Sale of CEMAR (Q2, '04)							23	23
Discontinued operations (Q4, '03, Q2, '04)							(2)	(2)

Total unusual items	(6)	(27)		(33)	(12)	(27)	22	(17)

Reported earnings	$86	$20	$62	$168	$418	$60	$211	$689

(per share)
Earnings from Ongoing Operations	$0.48	$0.24	$0.33	$1.05	$2.29	$0.46	$1.01	$3.76
Unusual Items
PJM billing dispute (Q1, ’05)		(0.14)		(0.14)		(0.15)		(0.15)
NorthWestern litigation (Q1, ’05)	(0.03)			(0.03)	(0.03)			(0.03)
Impairment of investment in technology supplier (Q2, '04)					(0.03)			(0.03)
Sale of CGE (Q1, '04)								0.00
Sale of CEMAR (Q2, '04)							0.13	0.13
Discontinued operations (Q4, '03, Q2, '04)							(0.01)	(0.01)

Total unusual items	(0.03)	(0.14)		(0.17)	(0.06)	(0.15)	0.12	(0.09)

Reported earnings	$0.45	$0.10	$0.33	$0.88	$2.23	$0.31	$1.13	$3.67

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

	1st Quarter 2004				12 Months Ended March 31, 2004

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

(millions of dollars)
Earnings from Ongoing Operations	$89	$40	$56	$185	$467	$44	$140	$651
Unusual Items
Consolidation of variable interest entities (Q4, '03)					(27)			(27)
Workforce reduction (Q3, '03)						(5)		(5)
Sale of CGE (Q1, '04)			(8)	(8)			(8)	(8)
CEMAR-related tax benefit (Q3, '03)							81	81
Discontinued operations (Q4, '03, Q2, '04)							(20)	(20)

Total unusual items			(8)	(8)	(27)	(5)	53	21

Reported earnings	$89	$40	$48	$177	$440	$39	$193	$672

(per share)
Earnings from Ongoing Operations	$0.50	$0.22	$0.31	$1.03	$2.65	$0.25	$0.80	$3.70
Unusual Items
Consolidation of variable interest entities (Q4, '03)					(0.16)			(0.16)
Workforce reduction (Q3, '03)						(0.03)		(0.03)
Sale of CGE (Q1, '04)			(0.04)	(0.04)			(0.04)	(0.04)
CEMAR-related tax benefit (Q3, '03)							0.46	0.46
Discontinued operations (Q4, '03, Q2, '04)							(0.11)	(0.11)

Total unusual items			(0.04)	(0.04)	(0.16)	(0.03)	0.31	0.12

Reported earnings	$0.50	$0.22	$0.27	$0.99	$2.49	$0.22	$1.11	$3.82

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended March 31,				12 Months Ended March 31,

	2005	2004	Percent Change		2005	2004	Percent Change

Domestic Retail
Delivered (a)	10,292	9,921	3.7%		36,301	35,330	2.7%
Supplied	10,790	10,368	4.1%		38,192	36,888	3.5%

International Delivered
WPD	7,849	7,960	(1.4%	)	28,736	28,418	1.1%
Latin America	1,077	1,009	6.7%		4,068	3,873	5.0%

Domestic Wholesale
East (b)	4,812	5,689	(15.4%	)	24,163	25,374	(4.8%	)
West
NorthWestern Energy	816	834	(2.2%	)	3,322	3,355	(1.0%	)
Other Montana	2,069	2,208	(6.3%	)	7,607	7,805	(2.5%	)
PPL EnergyPlus	184	193	(4.7%	)	1,460	1,460	0.0%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company LLC under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are nonrecourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash on hand, dividends, credit profile, electric rates, corporate strategy, capital expenditures, accounting treatment, business dispositions and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

# # #

Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.